VAN BUREN, ARKANSAS    April 22, 2010

USA Truck, Inc. (NASDAQ: USAK) today announced base revenue of $89.2 million for the quarter ended March 31, 2010, an increase of 7.7% from $82.8 million for the same quarter of 2009.  We incurred a net loss of $3.0 million for the quarter ended March 31, 2010, as compared to a net loss of $1.9 million for the same quarter of 2009.  For the quarter ended March 31, 2010, we incurred a loss per share of $0.29 as compared to a loss per share of $0.18 for the same quarter of 2009.

In comparing the financial results of the quarter ended March 31, 2010 to the comparable period of 2009, Clifton R. Beckham, President and CEO of the Company, made the following statement:

“Industry conditions, while still challenging, have improved.  That improvement helped us make meaningful progress this quarter in pursuit of our VEVA (Vision for Economic Value Added) strategic plan; and, despite the earnings headwinds posed by surging diesel fuel prices and severe winter weather, we also experienced improved operational performance.

“Our business model has been fundamentally repositioned as the key initiatives supporting the VEVA plan are attained.

•	Our organizational structure, non-driver headcount, depth of talent, cost structure, overall safety program and technology platforms have improved immensely over the past two years.

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The diversification of our service offerings is gaining traction.  Base revenue from Freight Brokerage services grew 133.9% to $6.2 million, and Intermodal base revenue (Trailer-on-Flat-Car and Container-on-Flat-Car) grew 44.8% to $2.3 million.  These services, representing 9.6% of our base revenue during the quarter, are making more significant contributions to our results today than ever before.  Our efforts to integrate and cross-sell these asset-light services with our traditional Trucking services are also gaining traction.  During the quarter, 16 of our top 25 customers by revenue utilized multiple services.

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The most significant VEVA initiatives involve the complete makeover of our General Freight Trucking services, which accounted for 86.1% of our base revenue during the quarter.  The focus of the makeover is our Spider Web freight network, which is designed to optimize lane density and pricing within a very specific mix of traffic lanes.  The Spider Web design was completed and introduced during the third quarter of 2009.  Our progress since then has been promising.

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Only 33.8% of our loads moved in Spider Web lanes during the first half of 2009.  That number increased slightly to 35.0% during the fourth quarter of 2009.  However, we have focused intensely on winning Spider Web lane volume during the current customer freight bidding season.  To support our strategy, we developed proprietary pricing software and implemented a more effective process to price customer bids.  While we have only received the results on a handful of the approximately 100 bids in which we have participated since late 2009, we have been very pleased with our success, as our Spider Web compliance rate improved to 38.1% during the first quarter and is above 40% in April.

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The effects of that Spider Web freight are evident in our operational data.  Our length-of-haul declined 13.1% to 566 miles this quarter, and our revenue per loaded mile increased 2.4% to $1.50, the highest in our history.

“Speaking metaphorically, we have carefully positioned our pieces across the chess board over the past few years, and believe we are ready to strike.  All of our time and resources are now focused squarely on operational execution, and we are beginning to see results.

•	We experienced the highest load count in our history during the quarter which drove our Velocity (loads per truck per week) to a new high of 3.24 turns.

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Tractor utilization, as measured by miles per truck per week, improved slightly (1.5% to 2,040 miles), but remains too low.  We expect utilization to continue improving as we build density in Spider Web lanes.

•
Empty miles as a percentage of total miles improved 1.3 percentage points.  Coupled with our elevated base revenue per loaded mile, the lower empty mile factor helped push our base revenue per total mile up 3.9% to $1.35, another all-time Company high.

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We have internally developed several technology tools and measurements to aid our operating personnel in the daily execution of their job functions and we continue to work closely with our people to improve their performance capabilities.  We have divided our Trucking operations into nine geographic regions, and several of them produced at a seven to eleven percent operating margin during March.  Our most profitable regions have the highest rates of Spider Web lane compliance.

“Overall, our base revenue from all services grew 7.7% during the quarter despite a slightly smaller tractor fleet.  Unfortunately, our model is not yet strong enough to withstand the combination of seasonal low freight volumes and the exogenous impact to our cost structure brought on by steadily increasing fuel prices and the most severe winter weather in recent years.

•
Fuel prices increased steadily throughout the quarter.  Our cost per gallon, net of fuel surcharge recoveries, increased 20.6%.  The surcharge is designed to approximately offset increases above an agreed-upon baseline price per gallon.  However, because our fuel surcharge recovery lags behind changes in actual diesel prices, we generally do not recover the increased costs we are paying for fuel when actual prices are rising, as in the current quarter.  That, in addition to a nearly one percent reduction in miles per gallon caused by unusually cold weather, created a $0.14 per share increase in net fuel cost this quarter compared to the first quarter of 2009.

•
Severe winter weather also caused an increase in our accident frequencies beyond typical seasonality.  After several quarters of improving insurance and claims experience, we incurred a substantial increase during the first quarter of 2010, which we estimate cost approximately $0.06 per share.  Thus far in April, accident frequencies and related costs have decreased to expected levels.

“The pattern of earnings throughout the quarter is indicative of both the weather’s impact and of our strategic progress.  We posted losses in January and February followed by earnings in March.  We believe that improving demand, tightening capacity and the maturation of our strategic plan combined to make March an inflection point for our performance.  As such, we are pleased to have this quarter in the rearview mirror and look forward to more operational progress in the quarters to come.”

Darron R. Ming, Chief Financial Officer of the Company, added the following statement concerning liquidity and capital resources:

“Our total debt increased approximately $14.4 million to $118.0 million at March 31, 2010 as compared to total debt of $103.6 million at December 31, 2009.  This increase in debt was a result of net capital expenditures of $19.2 million as we purchased 191 replacement tractors with engines that were manufactured before December 31, 2009, and we are obligated to purchase an additional 114 tractors, the majority of which will be purchased in the second quarter.  Any engine manufactured on or after January 1, 2010 must comply with the new emissions regulations and we anticipate these engines will cost significantly more to purchase and maintain.  Other than the 114 tractors described above, we do not have any contracts to purchase additional revenue equipment.  The operating results we achieve during the remainder of the year will determine the number of tractors and trailers we purchase during the remainder of 2010.  We expect our debt to decline throughout the second and third quarters as our capital expenditures decline and after receipt of an anticipated $10.2 million in income tax refunds.

“On April 19, 2010, we entered into a new credit agreement with Branch Banking and Trust Company as the Administrative Agent.  The credit agreement is structured as a $100.0 million revolving credit facility, with an accordion feature that, so long as no event of default exists, will allow us to request an increase in the revolving credit facility of up to $75.0 million.  Borrowings under the credit agreement are classified as either “base rate loans” or “LIBOR loans.”  Base rate loans accrue interest at a base rate equal to the Administrative Agent’s prime rate plus an applicable margin that is adjusted quarterly between 0.0% and 1.0% based on our leverage ratio. LIBOR loans accrue interest at LIBOR plus an applicable margin that is adjusted quarterly between 2.00% and 3.25% based on the leverage ratio.  This credit agreement replaces our existing credit agreement, which was scheduled to expire on September 1, 2010.  The new credit agreement will expire on April 19, 2014.”

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USA Truck, Inc.

The following table summarizes the results of operations information of USA Truck, Inc. (“Company”) for the three-month periods indicated:

(in thousands, except per share data)
	Three Months Ended
	March 31,
	2010	2009

Revenue:
Trucking revenue (1)	$82,962	$79,992
Strategic Capacity Solutions revenue (2)	6,264	2,849
Base revenue	89,226	82,841
Fuel surcharge revenue	16,408	10,655
Total revenue	105,634	93,496

Operating expenses and costs:
Salaries, wages and employee benefits	33,227	32,764
Fuel and fuel taxes	28,395	20,836
Purchased transportation	15,605	9,647
Depreciation and amortization	12,499	12,548
Operations and maintenance	7,664	7,430
Insurance and claims	6,070	5,637
Operating taxes and licenses	1,393	1,603
Communications and utilities	946	1,006
(Gain) loss on disposal of revenue equipment, net	(7)	19
Other	3,340	3,640
Total operating expenses and costs	109,132	95,130
Operating loss	(3,498)	(1,634)
Other expenses (income):
Interest expense	769	881
Other, net	51	(19)
Total other expenses, net	820	862
Loss before income taxes	(4,318)	(2,496)
Income tax benefit	(1,322)	(616)

Net loss	$(2,996)	$(1,880)

Per share information:
Average shares outstanding (Basic)	10,277	10,213
Basic loss per share	$(0.29)	$(0.18)

Average shares outstanding (Diluted)	10,277	10,213
Diluted loss per share	$(0.29)	$(0.18)

The following table includes key Trucking operating statistics for the three-month periods indicated:

	Three Months Ended
	March 31,
	2010	2009
Total miles (in thousands) (3)	61,481	61,617
Empty mile factor	10.2%	11.5%
Weighted average number of tractors (4)	2,344	2,386
Average miles per tractor per period	26,229	25,824
Average miles per tractor per week	2,040	2,009
Average miles per trip (5)	566	651
Base Trucking revenue per tractor per week	$2,753	$2,608
Number of tractors at end of period (4)	2,349	2,376
Operating ratio (6)	103.9%	102.0%

(1)	Trucking revenue includes base revenue generated from our General Freight, Dedicated Freight and Trailer-on-Flat-Car Intermodal service offerings.
(2)	Strategic Capacity Solutions includes base revenue generated from our Freight Brokerage and Container-on-Flat-Car Intermodal service offerings.
(3)           Total miles include both loaded and empty miles.
(4)           Tractors include Company-operated tractors in service plus owner-operator tractors.
(5)           Average miles per trip is based upon loaded miles divided by the number of Trucking shipments.
(6)	Operating ratio is based upon total operating expenses, net of fuel surcharge, as a percentage of base revenue.

Selected Balance Sheet and other financial information:
	(in thousands, except percentage data)
	March 31,	December 31,
	2010	2009
Total assets	$347,322	$330,700
Total equity	137,666	140,546
Total debt, including current maturities	118,000	103,592
Cash and cash equivalents	828	797
Total debt, less cash, to total capitalization ratio	45.8%	42.1%

	(in thousands)
	Three Months Ended March 31,
	2010	2009
Net cash provided by operating activities	$5,909	$4,416
Capital expenditures, net	19,244	9,645

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These statements generally may be identified by their use of terms or phrases such as “expects,” “estimates,” “anticipates,” “projects,” “believes,” “plans,” “intends,” “may,” “will,” “should,” “could,” “potential,” “continue,” “future,” and terms or phrases of similar substance.  Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.  Accordingly, actual results may differ from those set forth in the forward-looking statements.  Readers should review and consider the factors that may affect future results and other disclosures by the Company in its press releases, Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.  In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this press release might not occur.

All forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by this cautionary statement.

References to the “Company,” “we,” “us,” “our” and words of similar import refer to USA Truck, Inc. and its subsidiary.

USA Truck is a dry van truckload carrier transporting general commodities via our General Freight, Dedicated Freight and our Trailer-on-Flat-Car Intermodal service offerings.  We transport commodities throughout the continental United States and into and out of portions of Canada.  We also transport general commodities into and out of Mexico by allowing through-trailer service from our terminal in Laredo, Texas.  Our Freight Brokerage and Container-on-Flat-Car Intermodal service offerings provide customized transportation solutions using our technology and multiple modes of transportation including our assets and the assets of our partner carriers.

This press release and related information will be available to interested parties at our web site, http://www.usa-truck.com under the “News Releases” tab of the “Investors” menu.

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Contact: CLIFF BECKHAM, President and Chief Executive Officer - (479) 471-2633

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